CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference to our firm under the caption “Experts” in the Prospectus Supplement (to the Prospectus which is a part of the Registration Statement on Form F-3 dated January 6, 2014 which became effective on January 9, 2014) of AudioCodes Ltd. and to the incorporation by reference therein of our reports dated April 10, 2013, with respect to the consolidated financial statements of AudioCodes Ltd. for the year ended December 31, 2012 and the effectiveness of internal control over financial reporting of AudioCodes Ltd., included in its Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March 5, 2014	A member of Ernst & Young Global